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                                                                     Exhibit 3.2



   STATE OF DELAWARE
  SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 03/15/1996
  960075485 - 2558980


                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                    BORDEN DECORATIVE PRODUCTS HOLDINGS, INC.


     BORDEN DECORATIVE PRODUCT HOLDINGS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

     FIRST: The Corporation has not received any payment for any of its stock.

     SECOND: The amendment to the Corporation's Certificate of Incorporation set forth in the following resolutions approved by the Corporation's sole incorporator was duly adopted in accordance with the provisions of Section 241 of the General Corporation Law of State of Delaware:

          "RESOLVED, that the Certificate of Incorporation of the Corporation be amended by deleting Article FOURTH in its entirety and inserting in lieu thereof:

          'FOURTH. The Corporation is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The amount of total authorized capital stock of the corporation is 55 million shares, divided into 40 million shares of Common Stock, par value $.01 per share, and 15 million shares of Preferred Stock, par value $.01 per share.

          The Preferred Stock may be issued in one or more series. The Board of Directors is hereby authorized to issue the shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any series and the designation, relative voting and other powers, preferences, rights and qualifications. limitations or restrictions of all shares of such series. The authority of the Board of Directors with respect to each series shall include, without limiting the generality of the foregoing, the determination of any or all of the following:

     (a) the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;




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     (b)  the voting power, if any, and whether such voting powers are full or limited, in such series;

     (c) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

     (d) whether dividends, if any, shall be cumulative or noncumulative, the dividend rate (or method of calculating dividends) of such series, and the dates and preferences of dividends on such series;

     (e) the rights of such series upon the voluntary, or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

     (f) the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable or exercisable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Corporation or any other corporation, and price or prices or the taxes of exchange applicable thereto;

     (g) the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation;

     (h)  the provisions, if any, of a sinking fund applicable to such series;
          and

     (i) any other relative, participating, optional or other special powers, preference, rights, qualifications limitations or restrictions thereof:,

     all as shall be determined from time to time by the Board of Directors and shall be stated in said resolution or resolutions providing for the issuance of such Preferred Stock (a "Preferred Stock Designation).'"

     "RESOLVED, that the Certificate of Incorporation of the Corporation be amended by adding the following immediately after Article SEVENTH:

     'EIGHTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, including a Preferred Stock Designation, in the manner now or hereafter prescribed by applicable law and this Certificate of Incorporation. including any applicable Preferred Stock Designation, and all rights conferred upon stockholders herein axe created subject to this reservation.'"

     IN WITNESS WHEREOF, BORDEN DECORATIVE PRODUCTS HOLDINGS, INC. has caused this Certificate to be signed and attested by its sole incorporator this 14th day of March, 1996.

                                           BORDEN DECORATIVE PRODUCTS
                                           HOLDINGS, INC.




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                                           _____________________________________
                                           Patricia A. Heslep, Sole Incorporator



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